EXHIBIT 8.1


                        [Letterhead of Gray Plant Mooty]



                                  July 28, 2004




Photo Control Corporation
4800 Quebec Avenue North
Minneapolis, MN 55428

Ladies and Gentlemen:

         We have acted as counsel to you, Photo Control Corporation (the "Company"), in connection with the transaction (the "Merger") whereby PC Acquisition, Inc. ("Merger Sub"), a direct, wholly-owned subsidiary of the Company, will merge with and into the Nature Vision, Inc. (the "Target") pursuant to that certain Merger Agreement and Plan of Reorganization dated as of April 15, 2004 (the "Agreement") among Target, Merger Sub, and the Company. We are delivering this opinion to support the discussion of certain federal income tax consequences of the Merger in the S-4 described below.

         The Merger is described in the Registration Statement of the Company on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement includes the joint proxy statement and prospectus of Company (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, schedules, representations, and warranties contained in originals or copies, certified or otherwise, identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents, and that all documents are legally binding and enforceable in accordance with their terms. In rendering our opinion, we have also assumed (i) that the Merger will be consummated (A) in accordance with the Agreement, and that none of the material terms or conditions contained therein has been waived or modified in any respect (except for the waiver of terms or conditions described in the Proxy Statement/Prospectus including that the Shareholder Approval condition contained in section 6.3(p) of the Agreement may be waived provided that dissenting shareholders do not collectively own more than 8% of the shares of Target), and (B) as described in the Proxy/Statement Prospectus, (ii) the truth and accuracy, on the date hereof and as of the Effective Time of the Merger, of the representations and warranties made by the Company, Merger Sub, and Target in the Agreement and pursuant to their respective letters delivered and to be delivered to us in connection with the issuance of this opinion, (iii) that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification, and (iv) that, as to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, that there is in fact no such plan, intention, understanding or agreement. A change or inaccuracy in any of the facts or assumptions set forth herein may adversely affect our opinion.


         Our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof, and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.


         The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set

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forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

         Based upon and subject to the foregoing, it is our opinion that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that each of Target, Merger Sub, and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code.

         Moreover, subject to the limitations, assumptions and qualification set forth herein and in the discussion contained in the Proxy Statement/Prospectus under the heading "Material Federal Income Tax Consequences," to the extent that such discussion relates to matters of United Stated federal income tax law applicable to Target, Merger Sub, the Company, and Target shareholders, it constitutes our opinion as to the material United State federal income tax consequences of the Merger.

         In the case of a transaction as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth in the immediately two preceding paragraphs. No opinion is expressed regarding any other issues.

         This opinion letter is being delivered solely for the benefit of the Company and the Target shareholders. This letter is effective as of the effective date of the Registration Statement. It may not be relied upon for any other purpose or by any other person for any purpose without our prior written consent.

         This opinion is being furnished in connection with the Registration Statement. We hereby consent to the filing of a copy of this opinion with the Registration Statement and to the reference to our firm contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,



                                       Gray, Plant, Mooty, Mooty & Bennett, P.A.